Exhibit 99.1

pdvWireless Announces Appointment of Paul Saleh to Board of Directors

Andy Daskalakis to Retire from Board

WOODLAND PARK, NJ – December 14, 2016 – pdvWireless, Inc., (NASDAQ: PDVW) (the “Company” or “pdvWireless”), a private wireless communications carrier and provider of mobile workforce management solutions, today announced the appointment of Paul Saleh, Executive Vice President and Chief Financial Officer of Computer Sciences Corporation (“CSC”), to its Board of Directors. The Company also announced the retirement of Andy Daskalakis from the Board after more than 12 years of service. Mr. Saleh’s appointment and Mr. Daskalakis’ retirement will become effective December 14, 2016. Mr. Saleh will serve as Chair of the Audit Committee and as a member of the Nominating and Corporate Governance Committee.

Mr. Saleh is a seasoned executive who joins the Board with more than 30 years of experience in corporate finance. He has a proven track record of growing corporate revenue and successfully transforming global businesses in the communications and technology industries.

“We are excited to welcome Paul to the pdvWireless Board,” said Brian McAuley, Chairman of pdvWireless. “He is a veteran of the wireless communications and technology industries, and he brings tremendous knowledge and expertise to the Board. We value his counsel and look forward to benefitting from his experience and independent judgment as we continue to execute our strategic plan.”

“On behalf of the entire Board, I would like to offer my sincere appreciation to Andy for his exceptional service to pdvWireless,” continued Mr. McAuley. “Over the past 12 years, he has provided the company with valuable guidance and insight in the wireless communications industry and dispatch radio business. We are grateful for his dedication and commitment, and we wish him all the best in his retirement.”

About Paul Saleh

Mr. Saleh currently serves as Executive Vice President and Chief Financial Officer of Computer Sciences Corporation (NYSE: CSC), a role he has held since May 2012. He previously served as Chief Financial Officer for Gannett Co., as well as leading brands Sprint Nextel and Walt Disney International. Upon leaving Sprint Nextel in 2008, Mr. Saleh founded Menza Partners, an operational and financial advisory group focusing on media, telecommunications and technology industries, where he served as Managing Partner. Before joining Walt Disney, he was with Honeywell Inc. for 12 years, where he was Vice President and Treasurer from 1994 to 1997, and has held other various leadership positions in finance, treasury, investor relations, strategic planning and operations.

Mr. Saleh was recognized in June 2005 by Treasury & Risk Management as one of the 100 Most Influential People in Finance, and Institutional Investor Magazine named him as the best Chief Financial Officer in the telecom services and wireless sector in 2004 and 2005.

Mr. Saleh holds a Master of Business Administration with distinction in Finance; a Master of Science in Computer, Information & Control Engineering; and a Bachelor of Science in Electrical Engineering, all from the University of Michigan. He resides with his family in the Washington D.C., metropolitan area.

About pdvWireless

pdvWireless, Inc. is a private wireless communications carrier and provider of mobile workforce management solutions that increase the productivity of field-based workers and the efficiency of their dispatch and call center operations. pdvWireless has commenced launching private push-to-talk networks in seven major markets throughout the United States. Its patented and industry-validated SaaS technology improves team communication and field documentation across a wide array of industries, including transportation, distribution, construction, hospitality, waste management and field service. pdvWireless' Chairman, Brian McAuley and Vice Chairman, Morgan O'Brien, were the co-founders of Nextel Communications and have over 60 years of combined experience in two-way radio operations and FCC regulatory matters. pdvWireless is headquartered in Woodland Park, New Jersey.

Tim Gray

Chief Financial Officer

pdvWireless, Inc.

973-771-0981

ir@pdvwireless.com

Joe Millsap

Joele Frank, Wilkinson Brimmer Katcher

415-869-3971